FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of
        1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

 Nebbe      Dennis     Dean
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 (Last)     (First)   (Middle)

 2027 S. Union Rd.
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            (Street)

 Cedar Falls     IA            50613
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(City)          (State)           (Zip)


2.  Date of Event Requiring Statement

             7/09/98
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        (Month/Day/Year)


3.  IRS or Social Security Number of Reporting Person (Voluntary)

          ###-##-####
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4.  Issuer Name and Ticker or Trading Symbol

Sector Communications, Inc. - "SECT"
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5.  Relationship of Reporting Person to Issuer
                     (Check all applicable)

[x]Director                   				 [ ]10% Owner
[ ]Officer (give title below)    	 [ ]Other (specify below)


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6.  If Amendment, Date of Original


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        (Month/Day/Year)

Table 1 - Non-Derivative Securities Beneficially Owned


                                          3. Ownership      4. Nature of
                   2. Amount of              Form: Direct      Indirect
1. Title of           Securities             (D) or In-        Beneficial
   Security           Beneficially           direct(I)         Ownership
   (Instr. 4)         Owned (Instr. 4)       (Instr. 5)        (Instr. 5)
-------------      -------------------     ---------------   ------------


Sector
Communications, Inc.    6,000 shares             D                 N/A
                        2,800 shares             I                 IRA

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants options, convertible securities)


                                         3. Title and Amount
                                            of Securities
             2. Date Exercisable and        Underlying                         5.  Ownership
                Expiration Date             Derivative                             Form of
                (Mo/Day/Yr)                 Security           4. Conversion       Derivative      6. Nature of
                --------------------      ------------------      or Exer-         Security:          Indirect
1. Title of      Date      Expir-                 Amount          cise Price       Direct (D) or      Beneficial
   Derivative    Exerci-   ation                  or Number       of Derivative    Indirect (I)       Ownership
   Security      sable     Date           Title   of shares       Security         (Instr. 5)         (Instr. 5)
   ----------    --------  --------       ------  ---------       -------------    -------------      ----------

NONE

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                     /s/ Dennis Nebbe                    7/29/98
                     -------------------------------     -------
                  			**Signature of Reporting Person	    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

